UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 29, 2012

CORMEDIX INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-34673	20-5894890
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

745 Rt. 202-206, Suite 303, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (908) 517-9500

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2012, CorMedix Inc., a Delaware corporation (the “Company”), and Dr. Mark A. Klausner, the Company’s Chief Medical Officer, agreed to amend Dr. Klausner’s employment agreement (the “Employment Agreement”) in order to reduce the Company’s overhead expenditures and help achieve the Company’s strategic focus of achieving CE Mark approval for the Company’s Neutrolin® product candidate.

The amendment to the Employment Agreement (the “Amendment”), effective as of March 1, 2012, provides for a fifty percent (50%) reduction in both Dr. Klausner’s services to the Company and his compensation. Pursuant to the Amendment, the Company shall pay Dr. Klausner an annual base salary equal to $155,000 (the “Base Salary”) and, at the sole discretion of the Board of Directors of the Company, the Company shall pay Dr. Klausner an additional cash bonus each calendar year during the Term (as defined below) in an amount equal to up to 35% of the aggregate Base Salary. The Amendment maintained the term of the Employment Agreement (the “Term”), which commenced on March 1, 2011 and shall continue for two (2) years, unless earlier terminated.

Except as discussed above, the terms and conditions of the Employment Agreement shall otherwise remain in full force and effect. The foregoing summary of the Amendment does not purport to be complete and is subject to, and is qualified in its entirety by, the Amendment, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits

Exhibit No.	Description

10.1	Amendment to Employment Agreement, dated as of February 29, 2012, by and between CorMedix Inc. and Mark A. Klausner, M.D.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

March 5, 2012	CORMEDIX INC.

	By:	/s/ Brian Lenz
		Name:	Brian Lenz
		Title:	Chief Financial Officer